EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 5, 2005 relating to the combined financial statements and financial statement schedule as of December 31, 2004 and 2003 and the years ended December 31, 2004, 2003 and 2002 of the Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates, which appears in Rosetta Resources Inc.’s Registration Statement on Amendment No. 3 of Form S-1. We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 10, 2006